BRINKER INTERNATIONAL
                                     LOGO

                                                        September 29, 1994

                               6820 LBJ Freeway
                              Dallas, Texas 75240
                                (214) 980-9917

Dear Shareholder:

      You are cordially invited to attend the annual meeting of shareholders of Brinker International, Inc. (the "Company") to be held at 10:00 a.m., on Thursday, November 3, 1994, at the Majestic Theatre located at 1925 Elm Street, Dallas, Texas. At this meeting you will be asked

      (A) to elect fifteen (15) directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

      (B) to approve an amendment to the Certificate of Incorporation of the Company to increase the number of shares of Common Stock the Company is authorized to issue from 100,000,000 to 250,000,000;

      (C)   to  approve  an  amendment   to  the  Company's   1992
            Incentive Stock Option Plan;

      (D)   to approve  an amendment  to the Company's  1991 Stock
            Option   Plan   for    Non-Employee   Directors    and
            Consultants;

      (E)   to approve the Company's Profit Sharing Plan;

      (F)   to  approve the  Company's Long-Term  Executive Profit
            Sharing Plan; and

      (G) to transact such other business as may properly come before the meeting or any adjournment thereof.

      Our agenda for the meeting will also include presentations on the past accomplishments and future objectives of the Company within the increasingly competitive food service industry.

      It is  important that your shares be represented at the meeting, whether
or  not  you attend  personally.   I urge  you  to sign,  date and  return the
enclosed proxy at your earliest convenience.

                                                Very truly yours,


                                                NORMAN E. BRINKER
                                                Chairman of the Board

                          BRINKER INTERNATIONAL, INC.
                               6820 LBJ Freeway
                              Dallas, Texas 75240
                                (214) 980-9917

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held November 3, 1994

To our Shareholders:

      NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Brinker International, Inc., a Delaware corporation (the "Company"), will be held at the Majestic Theatre, located at 1925 Elm Street, Dallas, Texas, on Thursday, November 3, 1994, at 10:00 a.m., local time, for the following purposes:

      (A) to elect fifteen (15) directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

      (B) to approve an amendment to the Certificate of Incorporation of the Company to increase the number of shares of Common Stock the Company is authorized to issue from 100,000,000 to 250,000,000;

      (C)   to  approve  an  amendment   to  the  Company's   1992
            Incentive Stock Option Plan;

      (D)   to approve  an amendment  to the Company's  1991 Stock
            Option   Plan   for    Non-Employee   Directors    and
            Consultants;

      (E)   to approve the Company's Profit Sharing Plan;

      (F)   to  approve the  Company's Long-Term  Executive Profit
            Sharing Plan; and

      (G) to transact such other business as may properly come before the meeting or any adjournment thereof.

      Only shareholders of record at the close of business on September 9, 1994, are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

      It is desirable that as large a proportion as possible of the shareholders' interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are requested to sign and return the enclosed proxy in the envelope provided so that your stock will be represented. The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting. Please date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                                    By Order of the Board of Directors,



                                    ROGER F. THOMSON
                                    Secretary
Dallas, Texas
September 29, 1994

                          BRINKER INTERNATIONAL, INC.
                               6820 LBJ Freeway
                              Dallas, Texas 75240
                                (214) 980-9917

                                PROXY STATEMENT
                                      For
                        ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held November 3, 1994


      This Proxy Statement is first being mailed on or about September 29, 1994, to shareholders of Brinker International, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on November 3, 1994. Proxies in the form enclosed will be voted at the meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice or a duly executed proxy bearing a later date to the Secretary of the Company, or voting in person.

                           OUTSTANDING CAPITAL STOCK

      The record date for shareholders entitled to vote at the annual meeting is September 9, 1994 (the "Record Date"). At the close of business on the Record Date, the Company had issued and outstanding and entitled to vote at the meeting 71,647,592 shares of Common Stock, $0.10 par value ("Common Stock").

                       ACTION TO BE TAKEN AT THE MEETING

      The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) for the election as directors of the Company of the fifteen (15) persons named under the caption "Directors and Executive Officers", (ii) for the amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 100,000,000 to 250,000,000, (iii) for the ratification and approval of the amendment to the Company's 1992 Incentive Stock Option Plan, (iv) for the ratification and approval of the amendment to the Company's 1991 Stock Option Plan for Non-Employee Directors and Consultants, (v) for the ratification and approval of the Company's Profit Sharing Plan, (vi) for the ratification and approval of the Company's Long-Term Executive Profit Sharing Plan, and
(vii) at the discretion of the proxy holders, on any other matter that may properly come before the meeting or any adjournment thereof.

      Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

                               QUORUM AND VOTING

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of votes cast on proposals presented to shareholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved other than the proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock. Because the amendment of the Company's Certificate of Incorporation requires the approval of a majority of outstanding shares, abstentions and broker non-votes will have the same effect as a negative vote. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the Record Date.

                            PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned by the principal shareholders of the Company.

                                         Beneficial Ownership

                                       Number of
Name and Address                         Shares           Percent

Provident Investment Counsel           4,577,115 (1)        6.39%
300 North Lake Avenue
Pasadena, California 91101

IDS Financial Corporation              4,137,950 (2)        5.78%
IDS Tower 10
Minneapolis, Minnesota 55440

      (1)    As of  September 8,  1994.   Based  on  information contained  in
Schedule 13G dated as of December 31, 1993, as supplemented by subsequent communication.

      (2)    As  of  August 31,  1994.   Based  on  information  contained  in
Schedule 13G dated as of December 31, 1993, as supplemented by subsequent communication.

                       SECURITY OWNERSHIP OF MANAGEMENT
                           AND ELECTION OF DIRECTORS

      Fifteen (15) directors are to be elected at the meeting. Each nominee will be elected to hold office until the next annual meeting of the shareholders or until his or her successor is elected and qualified. Proxy holders will not be able to vote the proxies held by them for more than 15 persons. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may recommend. All nominees have expressed their intention to serve the entire term for which election is sought. The following table sets forth certain information concerning security ownership of management and the persons nominated for election as directors of the Company:

                              Number of Shares
                              of Common Stock
                           Beneficially Owned as       Percent of
      Name               as of September 9, 1994(1)      Class

Norman E. Brinker             1,562,134 (2)               2.18%

Douglas H. Brooks               337,975                     *

F. Lane Cardwell, Jr.            79,772                     *

Creed L. Ford, III              755,354                   1.06%

Ronald A. McDougall             195,022                     *

Debra L. Smithart                50,460                     *

Roger F. Thomson                  1,000                     *

Jack W. Evans, Sr.               71,717                     *

Rae F. Evans                      1,585                     *

J.M. Haggar, Jr.                130,645                     *

J. Ira Harris                     2,000 (3)                 *

Frederick S. Humphries              -0-                    -0-

Ray L. Hunt                      33,750                     *

James E. Oesterreicher              -0-                    -0-

William F. Regas                109,287 (4)                 *

Roger T. Staubach                 1,500                     *

All executive officers
  and directors as a
  group (19 persons)          3,528,510                   4.93%


      *     Less than one percent (1%)

      (1) Includes shares of Common Stock which may be acquired by exercise of exercisable options granted under the Company's 1983 Incentive Stock Option Plan, the 1984 Non-Qualified Stock Option Plan, the 1992 Incentive Stock Option Plan and the 1991 Stock Option Plan for Non-Employee Directors and Consultants, as applicable.

      (2) Includes 20,250 shares of Common Stock held of record by a family trust of which Mr. Brinker is trustee.

      (3) Includes 2,000 shares of Common Stock held of record by a trust of which Mr. Harris is trustee.

      (4) Includes 4,658 shares of Common Stock held of record by a family trust of which Mr. Regas is trustee.

      The Company has established a guideline that all senior officers of the Company own stock in the Company, believing that it is important to further encourage and support an ownership mentality among the senior officers that will continue to align their personal financial interests with the long-term interests of the Company's shareholders. Pursuant to the guideline, the minimum amount of Company Common Stock that a senior officer will be required to own will be determined by such officer's position within the Company as well as annual compensation. The guideline requires that each Senior Vice President own an amount of Common Stock equal in value to such officer's base salary, each Executive Vice President own an amount of Common Stock equal in value to twice such officer's base salary, the President own an amount of Common Stock equal in value to three times his base salary, and the Chief Executive Officer own an amount of Common Stock equal in value to four times his base salary. The guideline also encourages all other officers of the Company to similarly acquire Common Stock in the Company. It is expected that phase-in of the guideline will begin by the end of 1994, for those senior officers who do not currently meet the minimum stock ownership levels as established by the guideline.

                       DIRECTORS AND EXECUTIVE OFFICERS

      A brief description of each person nominated to become a director of the Company is provided below. All nominees are currently serving as directors of the Company, each having been elected at the last annual meeting of the Company's shareholders held on November 4, 1993, except James E. Oesterreicher and Frederick S. Humphries, both of whom were appointed to the Board of Directors on May 3, 1994.

      Norman E. Brinker, 63, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since September 1983, except for the period from January 27, 1993 to May 4, 1993. During this time period, Mr. Brinker was incapacitated due to an injury, and until his recovery the positions of Chairman and CEO were held by Ronald A. McDougall. Mr. Brinker is a member of the Executive and Nominating Committees of the Company. Mr. Brinker was the founder of S & A Restaurant Corp. (which was acquired by The Pillsbury Company in June 1976), the developer and operator of Steak and Ale Restaurants and Bennigan's Taverns, having served as its President from February 1966 through May 1977 and as its Chairman of the Board of Directors and Chief Executive Officer from May 1977 through July 1983. From June 1982 through July 1983, Mr. Brinker served as Chairman of the Board of Directors and Chief Executive Officer of Burger King Corporation, while simultaneously occupying the position of President of The Pillsbury Company Restaurant Group. Mr. Brinker currently serves as a member of the Board of Directors of Haggar Apparel Company.

      F. Lane Cardwell, Jr., 42, was elected Executive Vice President - Strategic Development in June 1992, having formerly held the position of
Senior Vice President - Strategic Development since December 1990. Mr. Cardwell joined the Company as Vice President - Strategic Development in August 1988, having been previously employed by S & A Restaurant Corp. from November 1978 to August 1988, during which time he served as Vice President - Strategic Planning and Senior Vice President - Strategic Planning. Mr. Cardwell has served as a member of the Board of Directors of the Company since September 1991 and is a member of the Executive Committee of the Company.

      Creed L. Ford, III, 41, joined the Company's predecessor in September 1976 as an Assistant Manager and was promoted to the position of Restaurant General Manager in March 1977. In September 1978, Mr. Ford became Director of Operations of the Company. He was elected Vice President - Operations of the Company in October 1983, Senior Vice President - Operations in November 1984, and Executive Vice President - Operations in April 1986. Mr. Ford has served as a member of the Board of Directors of the Company since April 1985 and is a member of the Executive Committee of the Company.

      Ronald A.  McDougall,  52, was  elected  President  and Chief  Operating
Officer of the Company in April 1986 having formerly held the office of Executive Vice President - Marketing and Strategic Development of the Company since September 1983. During the period January 27, 1993 to May 4, 1993, Mr. McDougall served as Chairman and CEO. Mr. McDougall is a member of the Executive and Nominating Committees of the Company. From March 1974 through June 1982, Mr. McDougall was employed by S & A Restaurant Corp. in several management positions, including Senior Vice President of Marketing and Strategic Development and a director. During the last six months of 1982, he was Executive Vice President of 1330 Corporation, a publishing firm. From January 1983 to July 1983, he held the position of Vice President - Marketing of Burger King Corporation. Mr. McDougall has served as a member of the Board of Directors of the Company since September 1983.

      Debra L. Smithart, 40, joined the Company as Assistant Controller in June 1985. In February 1986 she was promoted to the position of Controller and served in this capacity until December 1988 when she was elected Vice President -Controller. In March 1991, Ms. Smithart was promoted to Vice President - Finance and held this position until September 1991 when she was promoted to Executive Vice President - Chief Financial Officer. Prior to joining the Company, Ms. Smithart worked in various financial/accounting capacities in the public accounting, oil & gas, real estate, and manufacturing industries. Ms. Smithart has served as a member of the Board of Directors of the Company since September 1991 and is a member of the Executive and Nominating Committees of the Company.

      Roger F. Thomson, 45, joined the Company as Senior Vice President, General Counsel and Secretary in April 1993 and was promoted to Executive Vice President, General Counsel and Secretary in March 1994. From 1988 until April 1993, Mr. Thomson served as Senior Vice President, General Counsel and Secretary for Burger King Corporation. Prior to 1988, Mr. Thomson spent ten years at S & A Restaurant Corp. where he was Executive Vice President, General Counsel and Secretary. Mr. Thomson has served as a member of the Board of Directors of the Company since September 1993.

      Jack W. Evans, 72, is currently President of Jack Evans Investments, Inc. Mr. Evans is a member of the Nominating Committee and Compensation Committee of the Company and has served as a member of the Company's Board of Directors since September 1983. He served as Chairman, Chief Executive Officer and President of Cullum Companies, Inc., a retail food and drugstore chain from 1977 to 1990. He served as Mayor of the City of Dallas from May 1981 to May 1983. He is also a director of Texas Utilities Corporation, Randall's-Tom Thumb, First Bank, and Morning Star Group.

      Rae F. Evans, 46, is currently Vice President, National Affairs of Hallmark Cards, Inc. and has held such position since February 1982. Ms. Evans is a member of the Nominating Committee and Audit Committee of the Company and has served as a member of the Board of Directors of the Company since January 1990. She is a member of the Business-Government Relations Council and is a past president of the organization. She is a member of the Executive Committee of the National Women's Economic Alliance, the Washington Federal City Council, National Women's Forum and the Catalyst Board of Advisors. Additionally, she is the founder of Women at the Top, a speakers bureau of Washington women and is an active guest speaker on government issues in Washington. Ms. Evans was recently appointed to the Board of Directors of Haggar Apparel Company.

      J. M. Haggar, Jr., 69, was elected as Chairman of the Board of Directors of Haggar Apparel Company, a clothing manufacturer, in April 1991. He previously held the positions of President and Chief Executive Officer of Haggar Apparel Company from 1971 and 1985, respectively. He is also a director of ENSERCH Corporation. Mr. Haggar is a member of the Audit Committee of the Company and has served as a member of the Company's Board of Directors since April 1985.

      J. Ira Harris, 56, is a Senior Partner with Lazard Freres & Co., an investment banking firm, having held such position since joining the firm in January 1988. Mr. Harris has served as a member of the Board of Directors of the Company since September 1993 and is a member of the Compensation Committee of the Company. He was previously a General Partner of Salomon Brothers and served as a member of its Executive Committee from 1978 to 1983. He also served as a Director of Phibro-Salomon. Mr. Harris serves as a Director for various entities including Manpower, Inc. and Caremark International, Inc. He is also Trustee of Northwestern University.

      Frederick S. Humphries, 58, is the President of Florida A&M University in Tallahassee, Florida having held this position since 1985. Prior to joining Florida A&M University, Dr. Humphries was President of Tennessee State University in Nashville for over 11 years. Dr. Humphries serves as Chairman of the State Board of Education Advisory Committee on the Education of Blacks in Florida and is Chairman of the Board of Regents, Five-Year Working Group for Agriculture, State University System of Florida in addition to being involved in various civic and community activities. He is also a member of the Board of Directors of Barnett Bank and Wal-Mart, Inc.

      Ray L. Hunt, 51, is currently Chief Executive Officer and Chairman of the Board of Directors of Hunt Oil Company, having held such positions since 1975. He is also President and Chairman of the Board of Directors of Hunt
Consolidated, Inc. and RRH Corporation. Mr. Hunt serves as a director of Dresser Industries, Inc. Mr. Hunt has served as a member of the Board of Directors of the Company since December 1983 and is a member of the Compensation Committee and the Nominating Committee of the Company.

      James E. Oesterreicher, 53, is the President of JCPenney Stores and Catalog, having been elected to this position in 1992. Mr. Oesterreicher has been with J.C. Penney Company, Inc. since 1964 where he started as a management trainee. He serves as a Director for various entities, including Presbyterian Hospital of Plano, Circle Ten Council, Boy Scouts of America, and National 4-H Council. He also serves as an advisory board member for the Center for Retailing, Education and Research at the University of Florida.

      William F. Regas, 65, co-founded, in 1982, Grady's, Inc. ("Grady's"), a Tennessee corporation and a wholly-owned subsidiary of the Company, and served as its Chairman of the Board from 1982 to 1989. Mr. Regas is currently Co-Chairman of Grady's Board of Directors. Mr. Regas has been active in the National Restaurant Association, having served as its President from 1980 to 1981. Mr. Regas has served as Chairman of the Board of Directors of Regas Brothers, Inc. since 1952, and is also a general partner of Regas Real Estate Company. He serves as a member of the Audit Committee of the Company and has served on the Company's Board of Directors since October 1989.

      Roger T. Staubach, 52, has been Chairman of the Board and Chief Executive Officer of The Staubach Company, a national real estate company specializing in tenant representation, since 1982. He has served as a member of the Board of Directors of the Company since May 1993 and is a member of the Executive, Nominating and Compensation Committees of the Company. Mr. Staubach is a 1965 graduate of the U.S. Naval Academy and served four years in the Navy as an officer. In 1968, he joined the Dallas Cowboys professional football team as quarterback and was elected to the National Football League Hall of Fame in 1985. He currently serves on the Board of Directors of Halliburton Company, Gibson Greetings, Inc., First USA, Inc., Life Partners Group and Columbus Realty Trust and is active in numerous civic, charity and professional organizations.

Executive Officers of the Company

      The following persons are executive officers of the Company who do not serve on the Company's Board of Directors:

      Douglas H. Brooks, 41, joined the Company as an Assistant Manager in February 1978 and was promoted to General Manager in April 1978. In March 1979, Mr. Brooks was promoted to Area Supervisor and in May 1982 to Regional Director. He was again promoted in March 1987 to Senior Vice President-Central Region Operations and to the position of Concept Head and Senior Vice President-Chili's Operations in June 1992. Mr. Brooks was promoted to his current position of Senior Vice President and Chili's Concept President in June 1994. Prior to joining the Company, Mr. Brooks helped manage the first two Luther's Barbecue units.

      Richard L. Federico, 40, joined the Company as Director of Operations for Grady's in February 1989. Upon the Company's acquisition of Romano's Macaroni Grill in November 1989, Mr. Federico became the Concept Head of this new restaurant group. He was promoted to Vice President-Romano's Macaroni Grill Operations in December 1990 and in June 1992 was promoted to Concept Head and Senior Vice President-Macaroni Grill Operations. In February 1994, Mr. Federico assumed responsibility for the operations of Spageddies Italian Kitchen and was promoted to his current position as Senior Vice President and Italian Concept President in June 1994. Prior to joining the Company, Mr. Federico worked in various management capacities with S&A Restaurant Corp. and Houston's Restaurants and was a co-founder of Grady's Goodtimes, predecessor to Grady's American Grill.

      John C. Miller, 39, joined the Company as Vice President-Special Concepts in September 1987. In October 1988, he was elected Vice President-Joint Venture/Franchise and served in this capacity until August 1993 when he was promoted to Senior Vice President-New Concept Development. In May 1994, Mr. Miller assumed responsibility for the operations of On The Border Cafes and was promoted to his current position as Senior Vice President-Mexican Concepts in September 1994. Mr. Miller worked in various capacities with the Taco Bueno Division of Unigate Restaurants prior to joining the Company.

      Arthur J. DeAngelis, 40, has worked with the Company through one of its franchise groups as a manager and later as an area director since 1984. In 1991, Mr. DeAngelis joined the Company under the Grady's American Grill concept and in June 1991 was promoted to Vice President-Operations. Mr. DeAngelis was promoted to his recent position of Senior Vice President-Grady's American Grill Concept Head in June 1994. Mr. DeAngelis began his restaurant career with S&A Restaurant Corp. in 1976 prior to joining the Company.

Committees of the Board of Directors

      The Board of Directors of the Company has established an Executive Committee, Audit Committee, Compensation Committee and Nominating Committee. The Executive Committee (along with Ms. Smithart, comprised of Messrs. Brinker, McDougall, Ford, Cardwell and Staubach) has authority to act for the Board on most matters during the intervals between Board meetings.

     All of the members of the Audit and Compensation Committees are directors independent of management who are not and never have been officers or employees of the Company. The Audit Committee is currently comprised of Ms. Evans and Messrs. Haggar and Regas and the Committee met once during the fiscal year. Included among the functions performed by the Audit Committee are: the review with independent auditors of the scope of the audit and the results of the annual audit by the independent auditors; consideration and recommendation to the Board of the selection of the independent auditors for the next year; the review with management and the independent auditors of the annual financial statements of the Company; and the review of the scope and adequacy of internal audit activities.

      The Compensation Committee is currently comprised of Messrs. Evans, Hunt, Harris and Staubach and it met three (3) times during the fiscal year. Functions performed by the Compensation Committee include: ensuring the effectiveness of senior management and management continuity, ensuring the reasonableness and appropriateness of senior management compensation arrangements and levels, the adoption, amendment and administration of stock-based incentive plans (subject to shareholder approval where required), management of the various stock option plans of the Company, approval of the total number of available shares to be used each year in stock-based plans, approval of the adoption and amendment of significant compensation plans and approval of all compensation actions for officers, particularly at and above the level of executive vice president. The specific nature of the Committee's responsibilities as it relates to executive officers are set forth below under "Report of the Compensation Committee."

      The purpose of the Nominating Committee, created in September 1993, is to recommend to the Board of Directors potential non-employee members to be added as new or replacement members to the Board of Directors. The Nominating Committee met once during the fiscal year and is composed of Messrs. Brinker, Evans, Hunt, McDougall and Staubach and Ms. Smithart and Ms. Evans.

      For purposes of determining whether non-employee directors will be nominated for reelection to the Board of Directors, the non-employee directors have been divided into four classes. Each non-employee director will continue to be subject to reelection by the shareholders of the Company each year. However, after a non-employee director has served on the Board of Directors for four years, such director shall be deemed to have been advised by the Nominating Committee that he or she will not stand for reelection at the subsequent annual meeting of shareholders and shall be considered a "Retiring Director". Notwithstanding this policy, the Nominating Committee may determine that it is appropriate to renominate any or all of the Retiring
Directors after first considering the appropriateness of nominating new candidates for election to the Board of Directors. The four classes of non-employee directors are as follows: Messrs. Hunt and Regas comprise Class 2 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 1995 fiscal year. Mr. Haggar comprises Class 3 and will be considered a Retiring Director as of the annual meeting of shareholders following the end of the 1996 fiscal year. Messrs. Harris and Staubach comprise Class 4 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 1997 fiscal year. Messrs. Evans, Humphries, and Oesterreicher and Ms. Evans comprise Class 1 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 1998 fiscal year.

Directors Compensation

      Directors who are not employees of the Company receive $1,000 for each meeting of the Board of Directors attended and $1,000 for each meeting of any committee of the Board of Directors attended (unless such committee meeting is held in conjunction with a meeting of the Board of Directors, in which event compensation for attending the committee meeting will be $750). The Company also reimburses directors for costs incurred by them in attending meetings of the Board.

      Directors who are not employees of the Company receive grants of stock options under the Company's 1991 Stock Option Plan for Non-Employee Directors and Consultants. Each such director receives 2,000 stock options annually. If the shareholders of the Company approve the amendment described under "Amendment of Stock Option Plans-1991 Stock Option Plan for Non-Employee Directors and Consultants", new directors who are not employees of the Company will have the option at the beginning of each Director term to receive as additional compensation for serving on the Board of Directors either cash consideration of $30,000 per year during the term such non-employee serves as a director or a one-time grant of 12,000 stock options under the Company's 1991 Stock Option Plan for Non-Employee Directors and Consultants. If the director is appointed to the Board of Directors at any time other than at an annual meeting of shareholders, such director will make such election at the meeting of the Board of Directors held contemporaneous with the next annual meeting of shareholders and the director will receive a prorated portion of the annual cash compensation for the period from the date of election or appointment to the Board of Directors until the meeting of the Board of Directors held contemporaneous with the next annual meeting of shareholders. If the director elects to receive cash, the first payment will be made at such Board of Directors meeting and the following payments will be made on the date of each annual meeting of shareholders thereafter. If the director elects to receive stock options, they will be granted as of the 60th day following such meeting (or if the 60th day is not a business day, on the first business day thereafter). The stock options will be granted at the fair market value on the date of grant. One-third of the options will vest on each of the second, third and fourth anniversaries of the date of grant.

      Current directors who are not employees of the Company are also eligible for additional compensation under this compensation program. Commencing with the meeting of the Board of Directors to be held November 3, 1994, each of the current non-employee directors will have the one-time option to receive as additional compensation for serving on the Board of Directors either $30,000 cash consideration per year during the term such non-employee serves as director or a one-time grant of stock options. The number of stock options received and the vesting period for such options will be prorated as set forth below. The election of a current director to accept the additional compensation in cash or in stock options will be made at such Board of Directors meeting. If the director elects to receive cash, the first payment will be made at such Board of Directors meeting and the following payments will be made on the date of each annual meeting of shareholders thereafter. If a current director elects to receive stock options, they will be granted as of January 3, 1995. The stock options will be granted at the fair market value on the date of grant.

      For purposes of applying this new compensation program to the current non-employee directors of the Company, if any of Messrs. Evans, Humphries, and Oesterreicher or Ms. Evans elect to receive stock options, such director will be granted 12,000 options on January 3, 1995, and one-third of the options will be fully vested on each of January 3, 1997, 1998, and 1999. If either Messrs. Harris or Staubach elect to receive stock options, such director will be granted 9,000 stock options on January 3, 1995, and one-third of the options will be fully vested on each of January 3, 1996, 1997, and 1998. If Mr. Haggar elects to receive stock options, he will be granted 6,000 stock options on January 3, 1995, and one-half of the options will be fully vested on each of January 3, 1996 and 1997. If either of Messrs. Hunt or Regas elect to receive stock options, he will be granted 3,000 stock options on January 3, 1995, and the options will be fully vested on January 3, 1996.

      If a Retiring Director is renominated to serve on the Board of Directors for an additional four-year period, such Retiring Director will be treated as a new director for purposes of determining compensation during such additional four-year period.

      During the year ended June 29, 1994, the Board of Directors held six meetings; all incumbent directors were present at all of the meetings with the exception of Mr. Hunt who was unable to attend two meetings.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

      The following summary compensation table sets forth the annual compensation for the Company's five highest compensated executive officers, including the Chief Executive Officer, whose salary and bonus exceeded $100,000.00 in fiscal 1994.

                                                        Long-Term                 Stock
    Name and                          Profit            Incentive     Total      Options
Principal Position   Year    Salary   Sharing   Other(1)  Payouts   Compensation  Awarded(2)
Norman E. Brinker    1994   $659,135  $706,592  $26,439   $93,940    $1,486,106    202,500
 Chairman of the     1993   $573,708  $753,887  $10,933   $93,940    $1,432,468    225,000
 Board and Chief     1992   $523,792  $360,308  $     0   $75,164    $  959,264    168,750
 Executive Officer

Ronald A. McDougall  1994   $529,327  $567,439  $22,547   $93,940    $1,213,253    202,500
 President and Chief 1993   $444,538  $585,842  $ 5,972   $93,940    $1,130,292    225,000
 Operating Officer   1992   $406,115  $283,009  $   500   $75,164    $  764,788    135,000

Creed L. Ford, III   1994   $343,942  $275,154  $ 7,305   $68,889    $  695,290     56,250
 Executive Vice      1993   $306,692  $309,847  $ 6,082   $68,889    $  691,510     67,500
 President --        1992   $290,146  $169,406  $   500   $50,109    $  510,161     67,500
   Operations

Debra L. Smithart    1994   $232,500  $186,000  $ 5,471   $50,101    $  474,072     56,250
 Executive Vice      1993   $183,309  $186,640  $   500   $31,313    $  401,762     67,500
 President -- Chief  1992   $134,208  $ 30,935  $   500   $25,055    $  190,698     45,000
 Financial Officer

Douglas H. Brooks    1994   $232,884  $135,772  $12,582   $43,839    $  425,077     45,000
 Senior Vice         1993   $206,231  $174,199  $ 2,746   $43,839    $  427,015     38,250
 President-Chili's   1992   $184,280  $ 75,598  $   500   $37,582    $  297,960     38,250
 Grill & Bar
 Operations

(1)   Other compensation represents Company match on deferred compensation, club memberships and dues, tax preparation services and relocation benefits.

(2)   Stock options awarded have been restated to reflect  the March 1994 stock split effected in  the form of a 50% stock dividend.


Option Grants During 1994 Fiscal Year

      The following table contains certain information concerning the grant of stock options to the executive officers named in the above compensation table during the Company's last fiscal year:

                               % of Total                              Realizable Value of Assumed
                             Options Granted                           Annual Rates of Stock Price
                   Options    to Employees   Exercise or  Expiration  Appreciation for Option Term
    Name           Granted   in Fiscal Year  Base Price      Date        5%              10%
Norman E. Brinker   15,000                     $26.833    02/04/2004   $  253,127     $  641,473
                   187,500                     $20.375    06/28/2004   $2,402,574     $6,088,594
                   202,500       13.75%                                $2,655,701     $6,730,067

Ronald A. McDougall 15,000                     $26.833    02/04/2004   $  253,127     $  641,473
                   187,500                     $20.375    06/28/2004   $2,402,574     $6,088,594
                   202,500       13.75%                                $2,655,701     $6,730,067

Creed L. Ford, III  11,250                     $26.833    02/04/2004   $  189,845     $  481,105
                    45,000                     $20.375    06/28/2004   $  576,618     $1,461,263
                    56,250        3.82%                                $  766,463     $1,942,368

Debra L. Smithart   11,250                     $26.833    02/04/2004   $  189,845     $  481,105
                    45,000                     $20.375    06/28/2004   $  576,618     $1,461,263
                    56,250        3.82%                                $  766,463     $1,942,368

Douglas H. Brooks    7,500                     $26.833    02/04/2004   $  126,563     $  320,737
                    37,500                     $20.375    06/28/2004   $  480,515     $1,217,719
                    45,000        3.06%                                $  607,078     $1,538,456

Stock Option Exercises and Fiscal Year-End Value Table

      The following table shows stock option exercises by the named officers during the last fiscal year, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year-end. Also reported are the values for "in-the-money" options which represent the position spread between the exercise price of any such existing options and the $21.00 fiscal year-end price of the Company's Common Stock.

                       Shares                                            Value of Unexercised
                      Acquired               Number of Unexercised     In-the-Money Options at
                         On      Value    Options at Fiscal Year End       Fiscal Year End
    Name              Exercise  Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
Norman E. Brinker           0  $        0   421,875       511,875      $ 4,364,635    $1,036,060
Ronald A. McDougall   150,938   3,312,804   195,000       495,000        1,724,191       927,301
Creed L. Ford, III    225,000   5,806,595   738,144       157,500       11,420,035       358,167
Debra L. Smithart       9,000     191,731    48,938       146,250          442,278       285,661
Douglas H. Brooks      35,972     990,919   337,953       102,375        5,228,379       210,462

Long-Term Executive Profit Sharing Plan and Awards

      Executives of the Company participate in the Long-Term Executive Profit Sharing Plan. See "Report of the Compensation Committee -- Long-Term Incentives" for more information regarding this plan. The following table represents awards granted in the last fiscal year under the Long-Term Executive Profit Sharing Plan.

                       Number of                 Estimated Future Payouts
      Name           Units Awarded              Under Non-Stock Based Plans
                                                         (Dollars)
                                          Threshold       Target        Maximum
Norman E. Brinker         900              $60,000        $90,000          *
Ronald A. McDougall       900              $60,000        $90,000          *
Creed L. Ford, III        600              $40,000        $60,000          *
Debra L. Smithart         600              $40,000        $60,000          *
Douglas H. Brooks         400              $26,667        $40,000          *


*   There is no maximum future payout under the Long-Term Executive Profit
    Sharing Plan.

                     REPORT OF THE COMPENSATION COMMITTEE

Compensation Philosophy

      The executive compensation program is designed as a tool to reinforce the Company's strategic principles -- to be a premier and progressive growth company with a balanced approach towards people, quality and profitability and to enhance long-term shareholder value. To this end, the following principles have guided the development of the executive compensation program:

      Provide competitive levels of compensation to attract and retain the best qualified executive talent. The Committee strongly believes that the caliber of the Company's management group makes a significant difference in the Company's sustained success over the long term.

      Embrace a pay-for-performance philosophy by placing significant amounts of compensation "at risk" -- that is, compensation payouts to executives must vary according to the overall performance of the Company.

      Directly link executives' interests with those of shareholders, by providing opportunities for long-term incentive compensation based on changes in shareholder value.

      The executive compensation program is intended to appropriately balance the Company's short-term operating goals with its long-term strategy through a careful mix of base salary, annual cash incentives and long-term performance compensation including cash incentives and incentive stock options.

Base Salaries

      Executives' base salaries are targeted to be competitive at the 75th percentile of the market for positions of similar responsibility and scope at the Vice President and Senior Vice President levels and, to reflect the exceptionally high level of executive talent required to execute the growth plans of the Company, at the 90th percentile of the market for Chief Executive Officer, President and Executive Vice Presidents. Positioning executives' base salaries at these levels is needed for attracting, retaining and motivating executives with the essential qualifications for managing the Company's growth. The Company defines the relevant labor market for such executive talent through the use of reliable executive salary surveys that reflect both the chain restaurant industry as well as a broader cross-section of high growth companies from many industries. Individual base salary levels are determined by considering each officer's level of responsibility, performance, experience, and tenure. The overall amount of base salary increases awarded to executives reflects the financial performance of the Company, individual performance and potential, and/or changes in an officer's duties and responsibilities.

Annual Incentives

      The Company's Profit  Sharing Plan is  a non-qualified annual  incentive arrangement in which all Dallas-based corporate employees, including executives, participate. The program is designed to reflect employees' contribution to the growth of the Company's common stock value by increasing the earnings of the Company. The plan reinforces a strong teamwork ethic by making the basis for payouts to executives the same as for all other Company employees.

      Each executive is assigned an Individual Participation Percentage ("IPP") which is tied to the base salary for such executive and targets overall total cash compensation for executives between the 75th and 90th percentiles of the market. The IPPs reflect the Committee's desire that a significant percentage of executives' total compensation be derived from variable pay programs.

401(k) Savings Plan and Savings Plan II

      On January 1, 1993, the Company implemented the 401(k) Savings Plan ("Plan I") and Savings Plan II ("Plan II"). These Plans are designed to provide the Company's salaried employees with a tax-deferred long-term savings vehicle. The Company provides a matching contribution equal to 25% of a participant's contribution, up to a maximum of 5% of participant's compensation.

      Plan I is an ERISA qualified 401(k) plan. Participants in Plan I elect the percentage of pay they wish to contribute as well as the investment alternatives in which their contributions are to be invested. The Company's matching contribution for all Plan I participants is made in Company common stock. All participants in Plan I are considered non-highly compensated employees as defined by the Internal Revenue Service. Participants' contributions vest immediately while Company contributions vest 25% annually, beginning in the participant's second year of eligibility since Plan inception.

      Plan II is a non-qualified deferred compensation plan. Plan II participants elect the percentage of pay they wish to defer into their Plan II account. They also elect the percentage of their deferral account to be invested into various investment funds. The Company's matching contribution for all non-officer Plan II participants is made in Company common stock, with corporate officers receiving a Company match in cash. Participants in Plan II are considered highly compensated employees according to the Internal Revenue Service. Participants' contributions vest immediately while Company contributions vest 25% annually, beginning in the participant's second year of eligibility since Plan II inception.

Long-Term Incentives

      All salaried employees of the Company, including executives, are eligible for annual grants of tax-qualified stock options. By tying a significant portion of executives' total opportunity for financial gain to increases in shareholder wealth as reflected by the market price of the Company's common stock, executives' interests are closely aligned with shareholders' long-term interests. In addition, because the Company does not maintain any qualified retirement programs for executives, the stock option plan is intended to provide executives with opportunities to accumulate wealth for later retirement.

      Stock options are rights to purchase shares of the Company's Common Stock at the fair market value on the date of grant. Grantees do not receive a benefit from stock options unless and until the market price of the Company's common stock increases. Fifty-percent (50%) of a stock option grant becomes exercisable two years after the grant date; the remaining 50% of a grant becomes exercisable three years after the grant date.

      The number  of stock options granted  to an executive is  based on grant
guidelines  that  reflect  an officer's  position  within  the  Company.   The
Compensation Committee reviews and approves grant amounts for executives.

      Executives also participate in the Long-Term Executive Profit Sharing Plan, a non-qualified long-term performance cash plan. This plan provides an additional mechanism for focusing executives on the sustained improvement in operating results over the long term. This is a performance-related plan using overlapping three-year cycles paid annually. Performance units (valued at $100 each) are granted to individuals and paid in cash based upon the Company's attainment of predetermined performance objectives. Long-term operating results are measured by evaluating both pre-tax net income and changes in shareholders' equity over three-year cycles.

Pay/Performance Nexus

      The Company's executive compensation program has resulted in a direct and positive relationship between the compensation paid to executive officers and the Company's performance. See "Stock Performance Chart" below.

CEO Compensation

      The Compensation Committee made decisions regarding Mr. Brinker's compensation package according to the guidelines discussed in the preceding sections. Mr. Brinker was awarded a 12.5% base salary increase, effective January 1, 1994, to recognize his vast experience in the restaurant industry, the Company's performance under his leadership and his significant contributions to the Company's continued success. For the 1994 fiscal year, Mr. Brinker's incentive payout under the Profit Sharing Plan was 160% of his target, reflecting the Company's exceptional performance in exceeding the plan for pre-tax net income by approximately 10%. Mr. Brinker was granted 900 units under the Long-Term Executive Profit Sharing Plan for the cycle which includes fiscal years 1994, 1995, and 1996. Mr. Brinker was also awarded a grant of 202,500 stock options under the Company's 1992 Incentive Stock Option Plan. Approximately 56% of Mr. Brinker's compensation for 1994 was incentive pay. Since the incentive award increases as the Company's performance increases, and decreases if the specified performance objectives are not met, Mr. Brinker's compensation is significantly affected by the Company's performance.

      During the last fiscal year, Mr. Brinker and the Company entered into a Consulting Agreement ("Agreement") whereby Mr. Brinker has agreed that at such time as he is no longer serving as both Chief Executive Officer and Chairman of the Board of Directors of the Company, he will act as a consultant to the Company for an indefinite period of time. He has agreed that during the period of time in which he serves as a consultant, and for a period of time after the Agreement terminates, he will not compete with the Company in any capacity. He will receive as compensation for these services, a sum equal to 50% of the average annual cash compensation (including base salary and payments under the Company's Profit Sharing Plan and Long-Term Executive Profit Sharing Plan) he received for the five fiscal years preceding the date on which he was no longer serving as either Chief Executive Officer or Chairman of the Board, along with certain benefits currently being offered to him, including health benefits, complimentary dining privileges at Company restaurants, etc. The Company believes that this Agreement is in the best interest of the Company as it ensures the continued contributions of Mr. Brinker's insight and industry expertise only to the Company and not to any competitor.

Federal Income Tax Considerations

      The  Compensation  Committee  has  considered the  potential  impact  of
Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993. This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. Since it is the intent of the Company and the
Compensation Committee to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws, the Compensation Committee concluded that it would be advisable to have the shareholders of the Company approve certain amendments to the 1992 Incentive Stock Option Plan and ratify the adoption of the Profit Sharing Plan and the Long-Term Executive Profit Sharing Plan. The Compensation Committee will continue to monitor the impact of such limitations on tax deductions and will take other appropriate actions if warranted in the future.

      The Compensation Committee's administration of the executive compensation program is in accordance with the principles outlined at the beginning of this report. The Company's continued strong financial performance supports the compensation practices employed during the past year.

                             Respectfully submitted,
                             COMPENSATION COMMITTEE




                             JACK W. EVANS, SR.
                             J. IRA HARRIS
                             RAY L. HUNT
                             ROGER T. STAUBACH


                 FIVE-YEAR TOTAL SHAREHOLDER RETURN COMPARISON

      The following is a line graph presentation comparing cumulative, five-year total shareholder returns on an indexed basis with the S&P 500 Index and the S&P Restaurant Industry Index. A list of the indexed returns follows the graph.

                  [GRAPH INCLUDED IN SUPPLEMENTAL FILED COPY]

      The  graph assumes  a $100  initial investment  and the  reinvestment of
dividends.    The  Common  Stock  prices  shown  are  neither  indicative  nor determinative of future performance.

                             1989     1990     1991     1992     1993     1994
Brinker International     100.00    123.92   196.14   253.84   395.17   363.45
S&P 500                   100.00    116.49   125.10   141.88   161.22   162.84
S&P Restaurants           100.00    122.57   119.02   162.52   176.40   204.11

                                 STOCK OPTIONS

      In 1992, the Shareholders of the Company adopted the 1992 Incentive Stock Option Plan ("Plan"). See "Amendment of Stock Option Plans - 1992 Incentive Stock Option Plan" below for a more detailed description of the Plan.

      In 1991, the Shareholders of the Company adopted the 1991 Stock Option Plan for Non-Employee Directors and Consultants (the "1991 Plan"). See "Amendment of Stock Option Plans - 1991 Stock Option Plan for Non-Employee Directors and Consultants" for a more detailed description of the 1991 Plan.

                         MANAGEMENT SUCCESSION

      Following the recommendation of the Compensation Committee, the Board approved a resolution establishing a mandatory retirement age of 66 for the Chief Executive Officer and the Chief Operating Officer. The Board believes this to be in the best interest of the Company to assure an orderly transition of management, and to assist in the constant review of management personnel. Mr. Brinker is therefore scheduled to relinquish his role of Chief Executive Officer prior to the end of the 1997 fiscal year. As noted in "Report of the Compensation Committee - CEO Compensation", the Company has entered into a consulting agreement with Mr. Brinker to assure his continued assistance to the Company. Absent unforseen circumstances, it is anticipated that Mr. McDougall will succeed Mr. Brinker as Chief Executive Officer. The Company is currently in the process of identifying appropriate management personnel to fulfill additional leadership roles in the Company.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Under the securities laws of the United States, the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports and the Company is required to disclose in this proxy statement, any failure to file by these dates. The Company believes that all filing requirements applicable to its executive officers, directors and persons who own more than ten percent of the Company's Common Stock have been complied with. In making these disclosures and filing of the reports, the Company has relied solely on written representations from certain reporting persons.

                             CERTAIN TRANSACTIONS

      The policy of the Company is, to the extent practicable, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. In any event, any such transactions will be entered into on terms no less favorable to the Company than could be obtained from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. There were no transactions required to be reported in the last fiscal year.

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

      The Company is currently authorized to issue 100,000,000 shares of Common Stock, $0.10 par value, and 1,000,000 shares of Preferred Stock, $1.00 par value. At Record Date, there were 71,647,592 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

      The Company recently effected a 3-for-2 stock split in the form of a 50% stock dividend effective March 21, 1994. At June 29, 1994, the vested portion of outstanding options granted under the Company's 1983 Incentive Stock Option Plan, 1984 Non-Qualified Stock Option Plan, 1992 Incentive Stock Option Plan and 1991 Stock Option Plan for Non-Employee Directors and Consultants represented a right of the optionees to acquire in the aggregate 3,867,000 shares of Common Stock.

      It is necessary to increase the Company's authorized Common Stock from 100,000,000 to 250,000,000 shares for use in acquisitions, to provide for the flexibility to declare stock splits or stock dividends in the future when appropriate and to accommodate the future vesting of currently outstanding employee and non-employee stock options, as well as stock options that may be granted in the future, without incurring the delay or expense of a special meeting of shareholders.

      Aside from issuance of Common Stock pursuant to employee and non-employee stock options the Company does not currently have plans for the issuance of additional shares of Common Stock. The Board of Directors considers it advisable, however, to have additional shares of Common Stock available. The Company has used its Common Stock as consideration for acquisitions since its organization (having issued 1,495,706 shares of Common Stock during the 1994 fiscal year as consideration for two corporate acquisitions), and the Company continually investigates possible acquisitions and financing, some of which might involve the issuance of Common Stock. The additional shares of Common Stock authorized by the proposed amendment would be available for effecting future stock splits or stock dividends, acquisitions, raising additional funds and attracting and retaining qualified personnel.

Required Vote

      The favorable vote of the holders of a majority of the shares of Common Stock outstanding is required to approve this proposed amendment to the Certificate of Incorporation of the Company.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK FROM 100,000,000 TO 250,000,000 SHARES.

                        AMENDMENT OF STOCK OPTION PLANS

                       1992 Incentive Stock Option Plan

      To strengthen the Company's ability to attract and retain key employees and to furnish additional incentives to such persons by encouraging them to become owners of Common Stock, the Board of Directors and the shareholders of the Company adopted the Plan in 1992. The Plan initially covered the issuance of up to 1,500,000 shares of Common Stock, which amount was increased to 3,375,000 shares of Common Stock as the result of two stock splits, effected in the form of 50% stock dividends. In May 1993 the Compensation Committee of the Board of Directors approved an amendment to the Plan which gave the Compensation Committee greater flexibility to make determinations regarding the vesting and exercise of stock options granted pursuant to the Plan upon the death, disability, or retirement of a participant. In addition, the amendment to the Plan allowed all stock options granted to become immediately vested and exercisable at the election of a participant upon a material change in control of the Company. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is intended that the Plan meet the performance-based compensation exception to the limitation on deductions.

      At the Annual Meeting, the shareholders of the Company are being asked to approve such amendment.

      As of June 29, 1994, options to purchase an aggregate of 1,500,088 shares of Common Stock had been granted pursuant to the Plan, all of which were granted in fiscal 1994 and remain outstanding, and 1,874,912 shares remain available for future grant. As of June 29, 1994, the market value of all shares of Common Stock subject to outstanding options granted pursuant to the Plan was $31,501,848 (based upon the closing sale price of Common Stock as reported on the New York Stock Exchange on such date). As of June 29, 1994, Norman E. Brinker, Ronald A. McDougall, Creed L. Ford, III, Debra L. Smithart and Douglas H. Brooks had been granted options covering an aggregate of 202,500; 202,500; 56,250; 56,250 and 45,000 shares of Common Stock pursuant to the Plan, respectively. Since adoption of the Plan in 1992, all current executive officers, as a group, have been granted 757,500 options covering shares of Common Stock pursuant to the Plan.

Summary of the Plan

      The Plan is designed to permit the granting of options to all employees of the Company and its subsidiaries (for which there were approximately 38,000 employees as of June 29, 1994), although the Company has historically granted options only to salaried employees. The administration of the Plan is provided by the Compensation Committee which has the authority to determine the terms on which options are granted under the Plan. The Compensation Committee determines the number of options to be granted to eligible participants, determines the purchase price and option period at the time the option is granted, and administers and interprets the Plan.

      The exercise price of options is payable in cash or the holder of an option may request approval from the Compensation Committee to exercise an option or a portion thereof by tendering shares of Common Stock at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price.

      Unless sooner terminated by action of the Board of Directors, the Plan will terminate on September 7, 2002, and no options may thereafter be granted under the Plan. The Plan may be amended, altered or discontinued by the Compensation Committee without the approval of the shareholders, except that the Compensation Committee does not have the power or authority to materially increase the benefits accruing to participants under the Plan, materially change the participants or class of participants who are eligible to receive options, or materially increase the aggregate number of shares that may be issued under the Plan. The Compensation Committee, however, may make appropriate adjustments in the number of shares covered by the Plan, the number of outstanding options, and the option prices, to reflect any stock dividend, stock split, share combination, merger, consolidation, reorganization, liquidation or the like, of or by the Company.

      Both incentive stock options ("ISOs") and non-qualified stock options may be granted under the Plan. The Plan requires that the exercise price of each ISO will not be less than 100% of the fair market value of the Common Stock on the date of the grant of the option. No ISO, however, may be granted under the Plan to anyone who owns more than 10% of the outstanding Common Stock unless the exercise price is at least 110% of the fair market value of the Common Stock on the date of grant and the option is not exercisable more than five years after it is granted. There is no limit on the fair market value of ISOs that may be granted to an employee in any calendar year, but no employee may be granted ISOs that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000 and no employee may be granted more than 20% of the total options granted in a calendar year. An option (or an installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

Tax Status of Stock Options

      Pursuant to the Plan, the Compensation Committee may provide for an option to qualify either as an "ISO" or as a "non-qualified option."

      Incentive Stock Options. All stock options that qualify under the rules of Section 422 of the Internal Revenue Code, will be entitled to ISO treatment. To receive ISO treatment, an optionee is not permitted to dispose of the acquired stock (i) within two years after the option is granted or (ii) within one year after exercise. In addition, the individual must have been an employee of the Company for the entire time from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment. The employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an ISO is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

      If an employee does not meet the two-year and one-year holding requirement (a "disqualifying disposition"), but does meet all other requirements, tax will be imposed at the time of sale of the stock, but the employee's gain on exercise will be treated as ordinary income rather than capital gain and the Company will receive a corresponding deduction at the time of sale. Any remaining gain on sale will be short-term and long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includable in gross income, and the amount deductible by the Company, will equal the excess of the amount realized on the sale or exchange over the exercise price.

      An optionee's stock option agreement may permit payment for stock upon the exercise of an ISO to be made with other shares of Common Stock. In such a case, in general, if an employee uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

      Non-Qualified Stock Options. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of an option. Upon exercise of a non-qualified option an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any tax deduction to the Company.

Amendments

      The Plan provides that upon death or disability of a participant, a previously granted option which has vested may be exercised by the estate of the participant prior to the date of its expiration or 180 days from the date of death or disability, whichever first occurs. No provision currently exists for the retirement of a participant. Additionally, there is a change of control provision in the Plan that applies to principal officers only.

      The Board of Directors recommends that the shareholders vote in favor of amending the Plan to allow the Compensation Committee to determine appropriate retirement qualifications and exercise periods, and to provide that all options granted to a participant will vest as of the date of death, disability, or, in certain circumstances, retirement. The Board of Directors believes this to be in the best interest of the Company as it will facilitate the retention and recruitment of top quality employees and allow for the necessary flexibility for the estate or representatives of the participant to exercise prudent tax planning, expand the time period during which stock options must be exercised, and reduce the possibility of large blocks of stock being sold at inopportune times. Furthermore, the amendment would allow for the establishment of appropriate retirement guidelines, as determined from time to time by the Compensation Committee of the Company.

      The Board of Directors also recommends the approval of an amendment to the Plan to provide for a change of control provision that is applicable to all employee participants. The amendment would provide that upon a material change in control of the Company (including a merger, dissolution, acquisition by another entity, or change in control of the majority of voting shares), all outstanding options would immediately become fully vested and available for exercise. The Board believes this amendment to be in the best interest of the Company as it makes the provision applicable to all employee participants, is a customary provision in such plans, and provides for incentive to all participants to maximize the value of the Company.

Required Vote

      The favorable vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting in person or by proxy is required to approve the proposed amendment to the Plan.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL TO AMEND THE PLAN.

       1991 Stock Option Plan for Non-Employee Directors and Consultants

      In 1991, the Board of Directors and Shareholders of the Company adopted the 1991 Plan pursuant to which options may be granted to non-employee directors and consultants. The 1991 Plan originally permitted the issuance of 100,000 shares of Common Stock, which amount was increased to 337,500 shares of Common Stock as the result of three stock splits, effected in the form of 50% stock dividends. The Board of Directors has approved an amendment to the 1991 Plan which gives the Executive Committee greater flexibility to determine appropriate exercise periods for options issued pursuant to the 1991 Plan, to provide for full vesting of options granted pursuant to the 1991 Plan upon the death or disability of a participant, to adopt appropriate retirement guidelines, and to make other decisions regarding like issues. At the Annual Meeting, the shareholders of the Company are being asked to approve such amendment.

      As of June 29, 1994, options to purchase an aggregate of 124,313 shares of Common Stock had been granted pursuant to the 1991 Plan, options to purchase 3,375 shares had been exercised, options to purchase 120,938 shares remain outstanding, and 213,187 shares remain available for future grant. As of June 29, 1994, the market value of all shares of Common Stock subject to outstanding options granted pursuant to the Plan was $2,539,698 (based upon the closing sale price of Common Stock as reported on the New York Stock
Exchange on such date). As of June 29, 1994, the current non-employee directors of the Company had each been granted options pursuant to the 1991 Plan as set forth below:

                              Total Options Issued
      Name                      Under 1991 Plan
                             (As of June 29, 1994)

Jack W. Evans, Sr.                  14,250
Rae F. Evans                        14,250
J.M. Haggar, Jr.                    14,250
J. Ira Harris                         -0-
Frederick S. Humphries                -0-
Ray L. Hunt                         14,250
James E. Oesterreicher                -0-
William F. Regas                    14,250
Roger T. Staubach                    3,000

      In fiscal 1994, options covering 18,000 shares of Common Stock were granted to non-employee directors and consultants of the Company pursuant to the 1991 Plan.

Summary of the 1991 Plan

      The 1991 Plan is designed to permit the granting of options to purchase Common Stock to directors of the Company who are not employees of the Company or its subsidiaries and to certain consultants and advisors. The purpose of the 1991 Plan is to provide such directors, consultants and advisors with a proprietary interest in the Company through the granting of options which will increase their interest in the Company's welfare, furnish them an incentive to continue their services for the Company and provide a means through which the Company may attract able persons to serve on its Board of Directors and act as consultants or advisors.

      The exercise price of options is payable in cash or, if an option agreement so provides, the holder of an option may request approval from the Company to exercise an option or a portion thereof by tendering shares of Common Stock at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price.

      Unless soon terminated by action of the Board of Directors, the 1991 Plan will terminate on May 14, 2001, and no options may thereafter be granted under the 1991 Plan. The 1991 Plan may be amended, altered or discontinued by the Board of Directors without the approval of the shareholders, except that the Board of Directors does not have the power or authority to materially increase the benefits accruing to participants under the Plan, materially change the participants or class of participants who are eligible to receive options, or materially increase the aggregate number of shares that may be issued under the 1991 Plan. The Board of Directors, however, may make appropriate adjustments in the number of shares covered by the 1991 Plan, the number of outstanding options, and in the option prices, to reflect any stock dividend, stock split, share combination, merger, consolidation, reorganization, liquidation or the like, of or by the Company.

Tax Status of Stock Options

      Only non-qualified stock options may be granted under the 1991 Plan. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of an option. Upon exercise of a non-qualified option, an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in a tax deduction to the Company.

Amendments

      The 1991 Plan currently provides that a participant must be a director or consultant at the time of exercise of an option. Additionally, the current 1991 Plan provides that each participant will, on the second Monday in July of each year, be granted an option effective as of that date to purchase 2,000 shares of the Company's Common stock. It also provides that upon the death or disability of a participant, the estate of the participant may exercise only the options vested at the time of death or disability, such exercise to occur upon the earlier to occur of the year following the death or disability of a participant or prior to the expiration of the option.

      The Board of Directors, upon recommendation by the Executive Committee of the Company, recommends that the shareholders approve amendments to the 1991 Plan to allow for the Executive Committee to determine appropriate exercise periods, and to provide that all options granted prior to the death of a participant shall vest upon the death of the participant. The Board believes this to be in the best interest of the Company as it allows for necessary flexibility for the estate of the participant to exercise prudent tax planning, reduce the requirement that stock be sold within a finite time period and the possibility of large blocks of stock being sold at inopportune times, and allows for the establishment of appropriate retirement guidelines, as determined from time to time. The requirement that a participant be a director or consultant at the time of exercise necessitates that a director or consultant forfeit a portion of their options when they leave the Board; to allow for vesting to continue after a member leaves the Board will maintain his or her long-term interest in the welfare of the Company.

      The amendment to the 1991 Plan would also provide that if a member of the Board of Directors during such director's term waives receipt of the annual fee for serving on the Board of Directors, such director would receive a one-time grant of up to 12,000 stock options under the 1991 Plan to purchase Common Stock of the Company. See "Directors - Directors Compensation".

Required Vote

      The favorable vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting in person or by proxy is required to approve the proposed amendment to the 1991 Plan.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL TO AMEND THE 1991 PLAN.

                      RATIFICATION OF PROFIT SHARING PLAN

      The Company adopted a Profit Sharing Plan in 1984. The Profit Sharing Plan is a non-qualified annual incentive arrangement in which all corporate employees, including executives, participate. The Profit Sharing Plan is designed to reflect employees' contribution to the growth of the Company's Common Stock value by increasing the earnings of the Company. The Profit Sharing Plan reinforces a strong team work ethic by making the basis for payouts to all employees the same. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. In order that the Company might continue to provide incentive compensation to its executive officers, and continue to receive a federal income tax deduction for the payment of such compensation, the Profit Sharing Plan has been designed in a manner intended to meet the performance-based compensation exception to the limitation on deductions.

      At the Annual Meeting, the shareholders of the Company are being asked to ratify adoption of the Profit Sharing Plan.

Summary of the Profit Sharing Plan

      Each employee is assigned an Individual Participation Percentage ("IPP") which is tied to the base salary for such employee. Payouts under the Profit Sharing Plan are based on a formula that multiplies an employee's IPP times the base wages paid to the employee during the fiscal year times a factor that measures the difference between the Company's actual and planned performance. Planned performance parameters based on the Company's annual plan approved by the Executive Committee and Board of Directors are reviewed and approved prior to the beginning of the fiscal year by the Compensation Committee. For each one percentage point difference between the actual and planned performance, the factor is adjusted by an upside or downside (as appropriate) multiplier of six points for the chief executive officer, president, executive vice presidents, and senior vice presidents and by a multiplier of four points for other participants. To ensure that the Company achieves a minimally acceptable level of performance before any payouts are made to employees, a minimum level of achievement is required, and no profit sharing payouts are made if the Company's performance is below a minimum level. There is no maximum cap on payouts under the Profit Sharing Plan.

      Employees who have been with the Company for less than twelve months but more than six months will participate in the plan on a prorated basis. The Profit Sharing Plan is administered by the Human Resources Department of the Company. Changes in the IPP for an employee must be approved by the Executive Committee except for changes in the IPP for an officer, which must be approved by the Compensation Committee.

Required Vote

      A favorable vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting in person or by proxy is required to ratify adoption of the Profit Sharing Plan.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL TO RATIFY ADOPTION OF THE PROFIT SHARING PLAN.

            RATIFICATION OF LONG-TERM EXECUTIVE PROFIT SHARING PLAN

      The Company adopted the Long-Term Executive Profit Sharing Plan in 1988 (the "Long-Term Plan"). The Long-Term Plan is a non-qualified annual long-term performance cash plan in which all officers of the Company participate. The Long-Term Plan provides an additional mechanism for focusing executives on the sustained improvement in operating results over the long term. Under
Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. In order that the Company might continue to provide incentive compensation to its executive officers, and continue to receive a federal income tax deduction for the payment of such compensation, the Long-Term Plan has been designed in a manner intended to meet the performance-based compensation exception to the limitation on deductions.

      At the Annual Meeting, the shareholders of the Company are being asked to ratify adoption of the Long-Term Plan.

Summary of the Long-Term Plan

      The Long-Term Plan is a performance-related plan using overlapping three-year cycles paid annually. Performance units (valued at $100 each) are granted to officers of the Company and paid in cash based upon the Company's attainment of predetermined performance objectives. The number of performance units assigned to an officer is determined by the President and the Chief Executive Officer after receipt of recommendations from the Compensation Committee. The number of performance units assigned to the President and the Chief Executive Officer is determined by the Compensation Committee.

      Long-term operating results are measured by evaluating both pre-tax net income and changes in shareholders' equity over a three-year cycle. For each one percentage point difference between the actual and planned target for pre-tax net income in a given year there is applied an upside or downside (as appropriate) multiplier of two points to determine such year's index factor. If the actual pre-tax net income for a year is less than eighty percent of the planned pre-tax net income for such year, the index factor for such year will be zero. There is no cap on the index factor for a year. The index factor for each of the three years in a cycle are averaged together to determine the pre-tax net income factor for such cycle.

      The  annual  index   factor  for  changes  in  shareholders'  equity  is
determined by application of a sliding scale to the actual change in shareholders' equity for a given year. The scale assigns an annual index factor ranging from zero for a decrease in shareholders' equity in a year in excess of ten percent to 120% for an increase in shareholders' equity in a year in excess of 7.5%. The index factor for each of the three years in a cycle are averaged together to determine the shareholders' equity factor for such cycle.

      The pre-tax net income factor for a cycle is weighted 70% and the shareholders' equity factor for a cycle is weighted 30% in determining a weighted average factor for the cycle. This weighted average factor for the cycle is then applied to the number of performance units awarded to an officer for the cycle to determine the cash payment to be made to such officer.

      Changes in the  method of calculating the annual  index factors for pre-
tax  net  income  and  changes  in  shareholders'  equity   are  made  by  the
Compensation Committee.

Required Vote

      A favorable vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting in person or by proxy is required to ratify adoption of the Long-Term Plan.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL TO RATIFY ADOPTION OF THE LONG-TERM PLAN.

                            SHAREHOLDERS' PROPOSALS

      Any proposals that shareholders of the Company desire to have presented at the 1995 annual meeting of shareholders must be received by the Company at its principal executive offices no later than June 1, 1995.

                                 MISCELLANEOUS

      The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers, and employees of the Company, as well as by Chemical Shareholder Services Group, Inc. at a cost of $5,000 plus reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

      The Annual Report to Shareholders of the Company, including financial statements for the fiscal year ended June 29, 1994, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

                             By Order of the Board of Directors,




                                     ROGER F. THOMSON
                                         Secretary

Dallas, Texas
September 29, 1994